Exhibit 99.2

Trimeris, Inc.

2006 Base Salaries and Cash Bonuses for the Year Ended

December 31, 2005, for the Named Executive Officers

Name	Title	2006 Base Salary	Cash Bonus for the Year Ended December 31, 2005
Steven D. Skolsky	Chief Executive Officer	$487,008	$232,000
Dani P. Bolognesi	Chief Scientific Officer	$472,008	$225,000
Robert R. Bonczek	Chief Financial Officer and General Counsel	$315,000	$120,000
Andrew L. Graham	Director of Finance (principal accounting officer)	$139,008	$28,000